Exhibit 1.03
TIMEHEART SCIENCE TECHNOLOGY LIMITED
REPORT AND FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005
AND THE SEVEN MONTHS ENDED JULY 31, 2006

INDEPENDENT AUDITORS’ REPORT
TO THE BOARD OF DIRECTORS OF TIMEHEART SCIENCE TECHNOLOGY LIMITED
(incorporated in the British Virgin Islands with limited liability)
We have audited the accompanying consolidated balance sheets of TimeHeart Science Technology Limited and its subsidiary and variable interest entity (collectively the “Group”) as of December 31, 2004 and 2005 and July 31, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2004 and 2005 and seven months ended July 31, 2006, all expressed in Renminbi. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2004 and 2005 and July 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2005 and seven months ended July 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing
July 18, 2007

TIMEHEART SCIENCE TECHNOLOGY LIMITED
CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2004, 2005 AND JULY 31, 2006

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Assets
Current assets
Cash and cash equivalents	14,485,545	16,382,413	16,120,519
Accounts receivable, net of allowance of RMB50,000, RMB30,000 as of December 31, 2004 and 2005 and RMB450,824 as of July 31, 2006, respectively	8,507,244	11,784,248	12,579,163
Prepaid expenses and other current assets	—	10,780	1,093,437
Deposits	101,205	487,210	433,810

Total current assets	23,093,994	28,664,651	30,226,929
Property and equipment, net	1,151,098	1,537,681	1,497,125
Deferred tax assets	16,650	52,791	70,819

Total assets	24,261,742	30,255,123	31,794,873

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	—	—	14,400
Accrued expenses and other current liabilities	1,547,020	2,715,027	3,772,043
Amount due to parent company	—	—	249,563
Short term borrowings	3,000,000	—	—
Distribution by the VIE	—	12,570,600	—
Income tax payable	—	487,639	97,210
Deferred tax liabilities	330,779	526,350	513,769

Total current liabilities	4,877,799	16,299,616	4,646,985

Total liabilities	4,877,799	16,299,616	4,646,985

Commitments and contingencies (Note 16)

Minority interests	969,196	697,775	1,357,394

Shareholders’ equity
Ordinary shares (USD1.00 par value; 50,000 shares authorized; one share issued and outstanding)	8	8	8
Statutory reserves	1,387,856	5,328,438	5,328,438
Retained earnings	17,026,883	7,929,286	20,462,048

Total shareholders’ equity	18,414,747	13,257,732	25,790,494

Total liabilities, minority interests and shareholders’ equity	24,261,742	30,255,123	31,794,873

The accompanying notes are an integral part of these consolidated financial statements.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005
AND THE SEVEN MONTHS ENDED JULY 31, 2006

			Seven months
	Year ended December 31,		ended July 31,
	2004	2005	2005	2006
	RMB	RMB	RMB	RMB
			(unaudited)
Revenue	41,100,125	66,233,180	36,221,586	45,504,674
Cost of sales	(10,447,600)	(19,357,189)	(9,906,603)	(11,480,915)

Gross profit	30,652,525	46,875,991	26,314,983	34,023,759

Operating expenses:
Product development expenses	(8,692,101)	(6,355,699)	(3,782,320)	(4,861,115)
Selling and marketing expenses	(6,871,949)	(6,426,760)	(3,830,225)	(3,722,668)
General and administrative expenses	(2,392,751)	(3,763,087)	(1,988,630)	(3,913,123)
Other operating income	—	168,000	—	—

Total operating expenses	(17,956,801)	(16,377,546)	(9,601,175)	(12,496,906)

Income from operations	12,695,724	30,498,445	16,713,808	21,526,853
Interest income	23,238	52,970	47,675	36,566
Interest expense	(33,447)	(222,066)	(129,802)	—

Income before income taxes	12,685,515	30,329,349	16,631,681	21,563,419
Income taxes	(319,109)	(2,068,012)	(1,213,815)	(1,571,046)

Net income after income taxes before minority interests	12,366,406	28,261,337	15,417,866	19,992,373
Minority interest	(618,320)	(1,413,067)	(770,893)	(999,619)

Net income	11,748,086	26,848,270	14,646,973	18,992,754

The accompanying notes are an integral part of these consolidated financial statements.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005
AND THE SEVEN MONTHS ENDED JULY 31, 2006

	Ordinary				Total
	shares		Statutory	Retained	shareholders’	Comprehensive
	Shares	Amount	reserves	earnings	equity	income
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2004	1	8	866,961	5,799,692	6,666,661	—
Net income	—	—	—	11,748,086	11,748,086	11,748,086
Transfer	—	—	520,895	(520,895)	—	—

Balance as of December 31, 2004	1	8	1,387,856	17,026,883	18,414,747	11,748,086

Net income	—	—	—	26,848,270	26,848,270	26,848,270
Transfer	—	—	3,940,582	(3,940,582)	—	—
Distribution by the VIE	—	—	—	(32,005,285)	(32,005,285)	—

Balance as of December 31, 2005	1	8	5,328,438	7,929,286	13,257,732	26,848,270

Net income	—	—	—	18,992,754	18,992,754	18,992,754
Amount arising from Reorganization	—	—	—	8	8	—
Distribution by the VIE	—	—	—	(6,460,000)	(6,460,000)	—

Balance as of July 31, 2006	1	8	5,328,438	20,462,048	25,790,494	18,992,754

The accompanying notes are an integral part of these consolidated financial statements.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005
AND THE SEVEN MONTHS ENDED JULY 31, 2006

			Seven months
	Year ended December 31,		ended July 31,
	2004	2005	2005	2006
	RMB	RMB	RMB	RMB
			(unaudited)
OPERATING ACTIVITIES
Income attributable to holders of ordinary shares	11,748,086	26,848,270	14,646,973	18,992,754
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance (reversal of) doubtful accounts on receivables	50,000	(20,000)	(50,000)	420,824
Minority interest	618,320	1,413,067	770,893	999,619
Depreciation	347,607	680,005	412,623	555,935
Changes in operating assets and liabilities:
Accounts receivable	(4,677,257)	(3,257,004)	(5,538,419)	(1,215,739)
Prepaid expenses and other current assets	60,220	(10,780)	—	(1,082,657)
Deposits	(101,005)	(386,005)	(195,000)	53,400
Accounts payable	—	—	—	14,400
Accrued expenses and other current liabilities	329,368	1,168,007	1,351,859	1,057,016
Income tax payable	—	487,639	189,147	(390,429)
Deferred tax liabilities	330,779	195,571	299,449	(12,581)
Deferred tax assets	(11,670)	(36,141)	(14,943)	(18,028)

Net cash provided by operating activities	8,694,448	27,082,629	11,872,582	19,374,514

INVESTING ACTIVITIES
Purchases of property and equipment	(952,149)	(1,066,588)	(930,158)	(515,379)

Cash used in investing activities	(952,149)	(1,066,588)	(930,158)	(515,379)

FINANCING ACTIVITIES
Proceeds on issue of share	—	—	—	8
Distribution by the VIE	—	(21,119,173)	—	(19,370,600)
New bank loans raised	4,000,000	2,000,000	2,000,000	—
Repayment of bank loans	(1,500,000)	(5,000,000)	—	—
Advance from parent company	—	—	—	249,563

Net cash provided by (used in) financing activities	2,500,000	(24,119,173)	2,000,000	(19,121,029)

Net increase (decrease) in cash and cash equivalents	10,242,299	1,896,868	12,942,424	(261,894)
Cash and cash equivalents at the beginning of the period	4,243,246	14,485,545	14,485,545	16,382,413

Cash and cash equivalents at the end of the period, representing bank balances and cash	14,485,545	16,382,413	27,427,969	16,120,519

Supplemental disclosure of cash flow information:
Income taxes paid	—	(1,420,943)	(740,162)	(1,992,084)

Interest paid	(33,447)	(222,066)	(129,802)	—

The accompanying notes are an integral part of these consolidated financial statements.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005
AND THE SEVEN MONTHS ENDED JULY 31, 2006
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

TimeHeart Science Technology Limited, a British Virgin Islands corporation, and its consolidated subsidiaries and its variable interest entity (collectively the “Group”) provide wireless value-added services to mobile phone users delivered over the wireless networks of mobile telecommunication operators (“Mobile Operators”) in the People’s Republic of China (“PRC”).

As at July 31, 2006, details of the Company’s subsidiary and variable interest entity, all of which are private limited liability companies registered and operate in the PRC, were as follows:

Attributable
	Date of	Issued and fully paid	equity interest	Principal
Name of subsidiary	incorporation	registered capital	of the Group	activity
%
Subsidiary:
TimeHeart (Beijing)	April 29, 2006	US$30,000	100	Technical
Network Technology		(equivalent to		consultation
Limited (“WFOE”)		RMB239,304)

Variable interest entity:
Beijing TimeHeart	November 13, 2001	RMB10,000,000	—	Value-added
Information Technology Co., Ltd.				telecom services
(“Beijing TimeHeart”)
The Reorganization

Pursuant to a reorganization (the “Reorganization”) of the Group in July 2006, TimeHeart Science Technology Limited (the “Company”) became the holding company of the companies now comprising the Group. The Company, WFOE and Beijing TimeHeart are considered to be entities under common control during the years/periods as the shareholders, Fang Xiu Qin and Sun Kun Shan, as a result of contractual arrangements, collectively have the power to govern the financial and operating policies of Beijing TimeHeart so as to obtain benefits from its activities both before and after the Reorganization, and that control is not transitory. The Group resulting from the Reorganization is regarded as a continuing entity. Further information of the Reorganization is set out below:

PRC laws and regulations prohibit direct foreign ownership of business entities providing value-added telecommunication services, which include activities and services operated by the Group. In order to enable certain foreign companies to make investment into the business of the Group, a group reorganization was carried out in 2006.

The operations of the Group were initially conducted through Beijing TimeHeart, a private limited company incorporated in the PRC on November 13, 2001 with an operation period of 10 years. At December 31, 2005, Beijing TimeHeart was legally owned by four PRC citizens, namely Fang Xiu Qin, Sun Kun Shan, Wang Bing, and Sui Hai Gang, who held 51%, 44%, 3% and 2% shares of Beijing TimeHeart.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

The Reorganization - continued

On January 13, 2006, the Company was incorporated as an investment holding company under the laws of British Virgin Islands, and was wholly owned by Fresh Earn Holding Limited (“Fresh Earn”). Fresh Earn’s 100% shareholder is TNS Service Limited (“TNS”). According to the declaration of trust issued by TNS dated June 20, 2006, TNS holds 54% and 46% shares of Fresh Earn as nominee of and Trustee for Fang Xiu Qin and Sun Kun Shan, respectively. The portions of the net assets and net income not attributable to Fang Xiu Qin and Sun Kun Shan (“the controlling parties”) are presented as a minority interest.

To facilitate the Reorganization, on April 29, 2006, the Company established WFOE at Haidian District, Beijing, PRC.

Certain contractual arrangements have been made among Beijing TimeHeart, WFOE, and shareholders of Beijing TimeHeart on July 10, 2006 as follows:

Authorization Letters: On July 10, 2006, each shareholder of Beijing TimeHeart signed an authorization letter that he/she authorized WFOE as the sole and exclusive agent to execute all the rights as a shareholder, including voting rights, the right to dispose the shares, and the rights to appoint the board chairman, the members of board of directors, key management, etc. The letter will keep effective since the signing date until the termination of each of them as a shareholder.

Share Purchase right agreement: On July 10, 2006, WFOE, Beijing TimeHeart, and the four shareholders of Beijing TimeHeart signed an irrepealably share purchase right contract, stipulated that WFOE has the exclusive right of purchasing part or all the shares of Beijing TimeHeart from the four individual shareholders at any moment, at the lowest possible price required by PRC laws. According to the contract, significant restriction on the decision-making powers by the four shareholders over Beijng TimeHeart governance have been imposed on issues such as changing the company charter, disposal of assets, bank loan, signing of large contracts, etc. Decision making on these issues have to be approved by WFOE.

Technical Support and Related Service Agreement: On July 10, 2006, WFOE and Beijng TimeHeart signed a sole technological consulting and service agreement, in which WFOE is appointed as the sole technological consulting and service provider of Beijng TimeHeart for a period of 3 years. Related consulting and service fee is determined upon the service amount actually provided. A minimum fee payment of RMB1 million per quarter is contracted in the agreement, which can be revised by WFOE at its discretion.

Share Pledge Agreement: On July 10, 2006, each shareholder of Beijing TimeHeart signed a share pledge contract with WFOE, using the shares held as guarantee, to assure the payment of technological consulting and service fee stipulated in Technical Support and Related Service Agreement.

Commitment Letter: In September, 2006, WFOE signed a commitment letter, promising that within the year after the signing date of the letter, WFOE will provide unconditional cash support of an amount up to RMB15 million in the form of loan.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

The Reorganization - continued

Pursuant to these agreements, the decision-making rights and operating and financing activities of Beijing TimeHeart are controlled by WFOE. WFOE is also entitled to all of the operating benefits and residual benefit generated by Beijing TimeHeart. In particular, the shareholders of Beijing TimeHeart are required to transfer their interest in Beijing TimeHeart to WFOE upon request of WFOE at the lowest possible consideration required by PRC laws.

The Group is the sole beneficiary of Beijing TimeHeart, because all the variable interests are held by the Group. Accordingly, the Group consolidates Beijing TimeHeart under Financial Accounting Standard Board (“FASB”) Interpretation (“FIN”) No. 46 (revised), “Consolidation of Variable Interest Entities,” which requires certain variable interest entities (“VIE”) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

As a result of the Reorganization, the accompanying financial statements include financial statements of the Company, WFOE and Beijing TimeHeart in accordance with the respective equity interests in the individual companies attributable to the existing shareholders of the Company throughout the years/periods, or since their respective dates of incorporation, where this is a shorter period. The portions of the net assets and net income not attributable to the shareholders of the Company are reflected as a minority interest in the accompanying financial statements. In addition, the shares data for all periods presented prior to the completion of the Reorganization were retrospectively restated as if the ordinary shares had historically been authorized, issued, and outstanding under the Company’s capital structure. These consolidated financial statements include the period up to July 31, 2006, the month in which the contractual arrangements were entered into.

The following financial statement amounts and balances of Beijing Timeheart were included in the accompanying consolidated financial statements:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Total assets	24,261,742	30,255,123	31,050,364
Total liabilities	4,877,799	16,299,616	2,383,653
The total revenue of Beijing Timeheart was RMB41,100,125, RMB66,233,180, RMB36,221,586 (unaudited) and RMB45,504,674 for 2004 and 2005 and the seven months ended July 31, 2005 and 2006, respectively.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiary and variable interest entity. All inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s financial statements include revenue recognition and allowance for accounts receivable.

Significant risks and uncertainties

The Group participates in industries with rapid changes in regulations, technology trends, customer demand and competition and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations, or cash flows: changes in the overall demand for entertainment-oriented wireless value-added services; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to maintain strategic relationships with the Mobile Operators; and risks associated with the Group’s ability to attract and retain other employees necessary to support its growth.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Electronic equipment	3 years
Motor vehicles	3 years

TIMEHEART SCIENCE TECHNOLOGY LIMITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.

Revenue recognition and cost of revenues

Wireless value-added service revenues are derived from providing entertainment-oriented services to mobile phone customers of Mobile Operators. Fees, negotiated by a network service agreement with the Mobile Operators and indicated in the message received on the mobile phone, for these services are charged on a per-use basis or on a monthly subscription basis, and vary according to the type of services delivered. The Group recognizes all revenues in the period in which the services are performed net of business taxes of RMB1,060,279, RMB1,601,681, RMB899,577 (unaudited) and RMB1,161,447 for years ended December 31, 2004 and 2005 and seven months ended July 31, 2005 and 2006, respectively.

The Group measures its revenues based on the total amount paid by mobile phone customers, for which the Mobile Operators bill and collect on the Group’s behalf. Accordingly, the service fee paid to the Mobile Operators is included in the cost of revenues.

The Group contracts with the Mobile Operators for the transmission of wireless services as well as for billing and collection services. The Mobile Operators provide the Group with a monthly statement that represents the principal evidence that service has been delivered and triggers revenue recognition for a substantial portion of the Group’s revenue.

The Group evaluates the criteria outlined in Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as Principal Versus Net as an Agent,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net amount earned after deducting the fees charged by the Mobile Operators. The Group records the gross amounts billed to its mobile phone customers, as it is the primary obligor in these transactions since it has latitude in establishing prices, is involved in the determination of service specifications, selection of suppliers, and bears credit risk relating to these transactions.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Foreign currency translation

The Group has chosen Renminbi as its reporting currency. Balance sheet accounts are translated using the exchange rates in effect on the balance sheet date. Transactions in currencies other than Renminbi are translated using the average exchange rate prevailing in the period when transactions occurred. Any translation adjustments are reported as cumulative transition adjustments and are shown as a separate component of other comprehensive income in the accompanying consolidated statements of shareholders’ equity and comprehensive income.

The functional currencies of the Company, its subsidiary and variable interest entity are Renminbi. Monetary assets and liabilities denominated in other currencies are translated into the applicable functional currencies at the rates of exchange in effect at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates and transactions denominated in other currencies are converted at the applicable rates of exchange prevailing when the transactions occurred. Exchange gains and losses are recognized in the consolidated statements of operations.

Retirement benefit costs

Payments to defined contribution retirement benefit plans, including state-managed retirement benefit schemes, are charged as an expense as they fall due.

Product development expenses

Product development expenses consist of compensation and related costs for employees associated with the development and programming of mobile data content and costs for the development of new software products and substantial enhancements to existing software products. These costs are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. To date, the Group has essentially completed its development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

Taxation

Income taxes — Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Business taxes — The Company’s PRC subsidiary and VIE are also subject to business tax at a rate of 3% on wireless value-added services revenues. Business taxes are recorded as a component of revenue when incurred.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Comprehensive income

Comprehensive income is reported in the statements of shareholders’ equity.

Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, short-term borrowings, accounts payable, and accrued expenses and other current liabilities. The carrying values of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, short-term borrowings, accounts payable and accrued liabilities and other current liabilities approximate their fair values due to their short-term maturities.

Advertising costs

The Group expenses advertising costs as incurred. Total advertising expenses were RMB451,857, RMB505,369, RMB195,880 (unaudited) and RMB265,737 for the years ended December 31, 2004 and 2005 and seven months ended July 31, 2005 and 2006, respectively, and have been included in selling and marketing expenses.

Recently issued accounting standards

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Group is currently evaluating whether the adoption of SFAS 159 will have a significant effect on its consolidated results of operations and financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which provides enhanced guidance for using fair value to measure assets and liabilities. This standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating whether the adoption of SFAS 157 will have a significant effect on its consolidated financial position, results of operations or cash flows.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Recently issued accounting standards — continued

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a Company’s balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006. The adoption of SAB 108 does not have a significant impact on the Group’s consolidated results of operations and financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Group is currently evaluating whether the adoption of FIN 48 will have a material impact on its consolidated results of operations and financial condition.

In June 2006, the FASB ratified the consensus on Emerging Issues Task Force (“EITF”) Issue No. 06-03 (“EITF 06-03”), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-03 does not have a significant impact on the Group’s consolidated results of operations and financial position.

3.	MOVEMENT OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Year ended		Seven months
Descriptions	December 31,		ended July 31,
	2004	2005	2006
	RMB	RMB	RMB
Balance as of beginning of the period	—	50,000	30,000
Provided	50,000	30,000	420,824
Reversed	—	(50,000)	—

Balance as of the end of the period	50,000	30,000	450,824

TIMEHEART SCIENCE TECHNOLOGY LIMITED
4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Prepaid office rental fee	—	—	572,324
Employee advances	—	10,780	521,113

Total	—	10,780	1,093,437

5.	DEPOSITS

Deposits represent service quality assurance deposits paid to Mobile Operators by Beijing TimeHeart. These amounts are predetermined by them and are paid as a security. If the Beijing TimeHeart fails to provide services to end users on a timely manner, the Mobile Operators will use this deposit to reimburse end users. This deposit can be refunded when Beijing TimeHeart ceases cooperation with the Mobile Operators.

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Electronic equipment	1,359,756	2,426,344	2,941,723
Motor vehicles	280,800	280,800	280,800

	1,640,556	2,707,144	3,222,523
Less: accumulated depreciation	489,458	1,169,463	1,725,398

Property and equipment, net	1,151,098	1,537,681	1,497,125

Depreciation expenses for the years ended December 31, 2004 and 2005 and the seven months ended July 31, 2006 were RMB347,607, RMB680,005 and RMB555,935, respectively.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Accrued welfare and other social expenses	868,464	1,281,381	1,318,116
Accrued expenses	394,166	675,438	548,302
Customer advances	17,959	—	—
Audit fee	—	350,000	1,500,000
Other taxes and fees payable	266,431	408,208	405,625

Total	1,547,020	2,715,027	3,772,043

8.	SHORT TERM BORROWINGS

Beijing TimeHeart had the following bank loans denominated in RMB during the years/periods:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB

Bank loans — secured	3,000,000	—	—

The effective interest rates were as follows:

	Year ended		Seven months
	December 31,		ended July 31,
	2004	2005	2005	2006
	%	%	%	%
			(unaudited)
Bank loans interest rate	5.841	6.138	6.138	—
Details of bank loans raised and repaid during 2004, 2005 and seven months ended July 31, 2006 were as follows:
(a)	a loan of RMB500,000: The loan was raised on November 3, 2003 and was due for repayment on November 3, 2004. It was fully repaid on April 26, 2004. The loan was secured by Beijing Zhong Guan Cun Science Guarantee Co., Ltd. (“Zhong Guan Cun Guarantee”) with a guarantee fee RMB10,500. The directors of Beijing TimeHeart, Wei Zhong Hua and Sun Jiang Tao, and the father of Wei Zhong Hua, Wei Chun Li, provided guarantee to Zhong Guan Cun Guarantee with property and bank deposit. The bank loan carried fixed interest rate at 5.841% per annum.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
8.	SHORT TERM BORROWINGS — continued
(b)	a loan of RMB1,000,000: The loan was raised on August 19, 2004 and was due for repayment on August 19, 2005. It was fully repaid on December 23, 2004. The loan was guaranteed by Zhong Guan Cun Guarantee with a guarantee fee RMB18,000. Wei Zhong Hua and Sun Jiang Tao, provided guarantee to Zhong Guan Cun Guarantee with bank deposit. The bank loan carried fixed interest rate at 5.841% per annum.

(c)	a loan of RMB3,000,000: The loan was raised on December 31, 2004 and was due for repayment and was actually fully repaid on November 30, 2005. The loan was guaranteed by Zhong Guan Cun Guarantee with a guarantee fee RMB48,750. The bank loan carried fixed interest rate at 6.138% per annum.

(d)	a loan of RMB2,000,000: The loan was raised on April 18, 2005 and was due for repayment and was actually fully repaid on November 18, 2005. The loan was guaranteed by Zhong Guan Cun Guarantee with a guarantee fee RMB22,500. The bank loan carried fixed interest rate at 6.138% per annum.
The directors of the Company consider the carrying amount of bank loans approximates to their corresponding fair value.

9.	DISTRIBUTION BY THE VIE

During the year ended December 31, 2005, dividend of RMB13,359,797 for the year 2004 was declared and paid to the then investors of Beijing TimeHeart.

During the year ended December 31, 2005, dividends of RMB7,759,376 and RMB12,570,600 were declared for profit distribution for the first half and second half of the year ended December 31, 2005 respectively. RMB7,759,376 was paid to the investors during the year 2005. RMB12,570,600 was payable as at December 31, 2005, and was paid in 2006.

During the seven months ended July 31, 2006, dividend of RMB6,800,000 were declared for profit distribution of the year ended December 31, 2005, and was paid to the then investors of Beijing TimeHeart in June 2006.

10.	INCOME TAXES

The Company is a tax-exempted company incorporated in the British Virgin Islands. The subsidiary incorporated in the PRC is governed by the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws (the “Income Tax Laws”). Pursuant to the PRC Income Tax Laws, the Company’s subsidiary and variable-interest entity (“VIE”) are generally subject to Enterprise Income Tax at a statutory rate of 33%, which comprises a 30% national income tax and a 3% local income tax.

WFOE is a high and new technology enterprise located in Haidian District, Beijing, PRC, and enjoys a preferential tax rate of 15% which is subject to formal approval. WFOE has not generated any taxable profit since incorporation.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
10.	INCOME TAXES — continued

Beijing TimeHeart is a high and new technology enterprise located in Beijing New Technology Development Zone and a 15% income tax rate is applicable. In accordance with relevant tax regulations, Beijing TimeHeart is entitled to exemptions from PRC income tax for the three years commencing its first profit-making year of operations, after offsetting all unexpired tax losses carried forward from the previous years, and thereafter, entitled to a 50% relief from PRC income tax of 15% for the next three years. As a result, from 2002 to 2004, Beijing TimeHeart’s income tax rate is 0%, and from 2005 through 2007, Beijing TimeHeart’s applicable income tax rate is 7.5%.

Provision for income taxes consisted of:

			Seven months
	Year ended December 31,		ended July 31,
	2004	2005	2006
	RMB	RMB	RMB
Current	—	1,908,582	1,601,655
Deferred	319,109	159,430	(30,609)

	319,109	2,068,012	1,571,046

The principal components of the deferred tax assets and liabilities were as follows:

	December 31,		July 31,
	2004	2005	2006
	RMB	RMB	RMB
Deferred tax liabilities, current
Revenue recognition	(330,779)	(526,350)	(513,769)

Total deferred tax liabilities, current	(330,779)	(526,350)	(513,769)

Deferred tax assets, non-current Depreciation	16,650	52,791	70,819

Total deferred tax assets, non-current	16,650	52,791	70,819

Total net deferred tax liabilities	(314,129)	(473,559)	(442,950)

All of the above deferred tax liabilities are related to VIE.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
10.	INCOME TAXES — continued

The tax charge for the years/periods can be reconciled to the accounting profit as follows:

	Year ended December 31,				Seven months ended July 31,
	2004		2005		2005		2006
	RMB	%	RMB	%	RMB	%	RMB	%
					(unaudited)
Profit before tax	12,685,515		30,329,349		16,631,681		21,563,419

Tax at the domestic income tax rate of 15%	1,902,827	15.0	4,549,402	15.0	2,494,752	15.0	3,234,513	15.0
Tax effect of expenses that are not deductible in determining taxable profit	23,472	0.2	57,019	0.1	26,734	0.2	39,316	0.2
Tax effect of expenses with additional tax deductions (note)	—	—	(188,708)	(0.6)	—	—	—	—
Tax effect of tax exemption granted or reduced tax rate during tax relief period	(1,607,190)	(12.7)	(2,349,701)	(7.7)	(1,307,671)	(7.9)	(1,702,783)	(7.9)

Tax expenses and effective tax rate for the year/period	319,109	2.5	2,068,012	6.8	1,213,815	7.3	1,571,046	7.3

Note:	According to PRC tax regulation, if the increase of product development expense meets certain requirements, a company can enjoy additional tax deduction.
If the tax preferential treatment and tax exemption granted to the Group were not available, income tax expenses would have been RMB1,926,299, RMB4,417,713, RMB2,521,486 (unaudited) and RMB3,273,829 for 2004 and 2005 and the seven months ended July 31, 2005 and 2006, respectively.

11.	REVENUE

Revenue, which is stated net of business tax and other sales tax, represents the amounts received and receivables for wireless value-added services provided during the years/periods. Business tax and other sales tax have been netted off against revenue.

			Seven months
	Year ended December 31,		ended July 31,
	2004	2005	2005	2006
	RMB	RMB	RMB	RMB
			(unaudited)
Wireless value-added services	41,053,625	65,975,515	36,221,586	45,504,674
Other services	46,500	257,665	—	—

	41,100,125	66,233,180	36,221,586	45,504,674

TIMEHEART SCIENCE TECHNOLOGY LIMITED
12.	SEGMENT INFORMATION

The Group is primarily engaged in the provision of value-added telecommunication service in the PRC. All identifiable assets and customers of the Group are located in the PRC. Accordingly no segment analysis is presented.

13.	CONCENTRATIONS

Dependence on Mobile Operators

The revenues of the Group are substantially derived from network service agreements with Mobile Operators in the PRC. These companies are entitled to a service and network fee for the transmission of wireless value-added services as well as for the billing and collection of services. If the contractual relationships with the Mobile Operators in the PRC are terminated or scaled-back, or if these companies alter the network service agreements in a way that is adverse to the Group, the Group’s wireless value-added service business would be adversely affected.

Credit risk

The Group depends on the billing systems of the Mobile Operators to charge the mobile phone customers through mobile phone bills and to collect payments from customers. The Group generally does not require collateral for its accounts receivable. The Group has not experienced any significant credit losses for any periods presented.

14.	MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were RMB7,344, RMB265,199, RMB71,840 (unaudited), and RMB397,143 for the years ended December 31, 2004 and 2005 and the seven months ended July 31, 2005 and 2006, respectively.

Statutory reserves

As stipulated by the relevant laws and regulations in the PRC, the Company’s subsidiary and VIE in the PRC are required to provide appropriation of 10% of their profit after tax each year calculated in accordance with the accounting principles and financial regulations applicable to companies established in the PRC (“PRC GAAP”) to the statutory surplus reserve until the balance reaches 50% of the registered paid-in capital. The statutory surplus reserve shall only be used for making up losses, capitalization into registered capital and expansion of production and operation. For the capitalization of statutory surplus reserve into registered capital, the remaining amount of such reserve shall not be less than 25% of the registered capital.

Pursuant to the PRC Company Law, the Company’s subsidiaries in the PRC shall make an allocation from the profit after tax under PRC GAAP at the rate of 5% to 10% to the statutory welfare fund. The statutory welfare fund can only be utilized on capital items for employees’ collective welfare. According to Cai Qi [2006] No. 67, the Company’s subsidiaries are no longer required to make such allocation effective 2006. The outstanding statutory welfare fund as of January 1, 2006 was reclassified to statutory surplus reserve.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
15.	COMMITMENTS AND CONTINGENCIES

Operating leases as lessee

The Group leases certain office premises under non-cancelable leases, of which the principal one expires in 2006. Rental expense under operating leases for years ended December 31, 2004 and 2005 and seven months ended July 31, 2005 and 2006 was RMB253,451, RMB244,241, RMB142,100 (unaudited) and RMB248,698, respectively.

Future minimum lease payments under non-cancelable operating lease agreements as of December 31, 2005 were as follows:

RMB
Fiscal year
2006	409,831

Total	409,831

16.	RELATED PARTY TRANSACTIONS
(a)	Amount due to parent company

The amount due to Fresh Earn, the parent company of the Company, is unsecured, interest free and is repayable on demand.

(b)	The Group entered into the following related party transaction during years/periods.

		Year ended		Seven months
		December 31,		ended July 31,
Name of related party	Nature of transaction	2004	2005	2005	2006
		RMB	RMB	RMB	RMB
				(unaudited)
Wei Zhong Hua and Sun Jiang Tao	Office rental	—	235,008	36,246	239,064

The office rented by Beijing TimeHeart was jointly owned by Wei Zhong Hua, who is the son of Fang Xiu Qin, and Sun Jiang Tao, who is the former Chief Executive Officer of Beijing TimeHeart.

(c)	Guarantee by key management/close family member of key management

Wei Zhong Hua, Sun Jiang Tao and Wei Chun Li provided counter guarantees to Zhong Guan Cun Guarantee in 2004 for the guarantees provided for Beijing TimeHeart’s bank loans, as disclosed in Note 8.

TIMEHEART SCIENCE TECHNOLOGY LIMITED
17.	SUBSEQUENT EVENT

Pursuant to an agreement dated July 25, 2006, as amended on October 5, 2006, CDC Mobile Media Corporation, a subsidiary of CDC Corporation, acquired 100% of entire issued share capital of the Company from Fresh Earn. The transaction was completed in November 2006.